Exhibit 99.1

FOR IMMEDIATE RELEASE

GYRODYNE COMPANY OF AMERICA, INC. ANNOUNCES COMPLETION OF OVERSUBSCRIBED RIGHTS OFFERING; SETS RECORD AND MEETING DATES FOR SPECIAL MEETING

ST. JAMES, NY – June 22, 2015 – Gyrodyne Company of America, Inc. (NASDAQ: GYRO) (“Gyrodyne”), a self-managed and self-administered real estate investment trust, today announced the successful completion of its previously announced rights offering, which expired on June 17, 2015, at 5:00 p.m. New York City time. In the rights offering, Gyrodyne distributed to its shareholders of record as of May 6, 2015 non-transferable rights to subscribe for up to 2,224,020 shares of Gyrodyne’s common stock at a price of $2.75 per share for maximum gross proceeds of $6,116,055.

Preliminary results received from Computershare Trust Company, N.A., Gyrodyne’s subscription agent, indicate that a total of 7,044,894 shares were subscribed for in the rights offering, consisting of 1,009,376 shares under the basic subscription privilege and 6,035,518 shares under the oversubscription privilege. Based on these preliminary numbers, there will be 1,214,644 shares available to issue to shareholders who properly exercised their oversubscription privilege, to be allocated pro rata to such shareholders in proportion to the aggregate number of shares subscribed for under the over-subscription privilege, or approximately 20% of each oversubscriber’s requested shares.

Reacting to the preliminary rights offering results, Gyrodyne CEO Frederick C. Braun stated "We are very pleased to receive this level of support from our shareholders. We believe the substantial oversubscription reflects our shareholders’ belief in the strategic course of action we are taking."

Gyrodyne expects Computershare to finish tabulating the results this week.

Gyrodyne also announced that its previously postponed special meeting of shareholders at which shareholders will be asked to authorize the previously announced merger of Gyrodyne and Gyrodyne Special Distribution, LLC with and into Gyrodyne, LLC will be held on August 20, 2015. The board of directors has established the close of business on June 29, 2015 as the record date for determining shareholders entitled to receive notice of and vote at the special meeting, which will begin at 11:00 a.m. Eastern time and take place at Flowerfield Celebrations, Mills Pond Road, Saint James, New York 11780.

Gyrodyne will make available to all shareholders of record important information about the meeting and the matters to be considered. Shareholders are urged to review that information when it becomes available.

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CONTACT

Frederick C. Braun III
President and CEO

631.584.5400

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages the business and properties of Gyrodyne Special Distribution LLC (“GSD”), pursuant to GSD’s limited liability company agreement which provides that Gyrodyne has the sole and absolute discretion regarding the management and affairs of GSD in its capacity as GSD’s managing member. GSD owns a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area, subject to related mortgage debt in favor of Flowerfield Mortgage Inc. (“FMI”), with Flowerfield Properties, Inc. (“FPI”) having the contractual right to manage the business and properties of GSD. FMI and FPI are both subsidiaries of Gyrodyne. GSD owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. GSD also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. FPI is also a limited partner in Callery Judge Grove, L.P., the only assets of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, risks associated with the Company's ability to implement the tax liquidation, plan of liquidation or the plan of merger, the risk that the proceeds from the sale of the Company's assets may be substantially below the Company's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy the Company's obligations to its current and future creditors, the risk of shareholder litigation against the tax litigation, the plan of liquidation or the plan of merger and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing the Company's undeveloped property in St. James, New York and other risks detailed from time to time in the Company's SEC reports. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Gyrodyne's Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission on May 18, 2015